Exhibit 99.1

Intercontinental Exchange Announces Sale of Trayport to TMX Group in Exchange for £350MM Cash and NGX and Shorcan Energy

ATLANTA & NEW YORK, October 27, 2017 – Intercontinental Exchange (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, announced it has agreed to sell Trayport to TMX Group Limited (TMX Group) in exchange for certain TMX Group assets and cash of £350 million. In addition to cash, ICE will receive NGX and Shorcan Energy Brokers Inc. upon the completion of the transaction. In connection with the execution of the Agreements, ICE and TMX Group have also entered into a non-binding memorandum of understanding agreeing to explore in the future further avenues for possible collaboration.

Headquartered in Calgary, NGX provides electronic trading, central counterparty clearing and data services to the North American natural gas, electricity and oil markets. ICE and NGX have had a longstanding and comprehensive strategic alliance to enable customers to conduct physical clearing for certain natural gas and power hubs through NGX’s clearing house, which is a CFTC-registered Derivatives Clearing Organization (DCO). NGX’s exchange is CFTC-registered as a Foreign Board of Trade (FBOT). Shorcan Energy offers brokerage services for the North American crude oil markets.

The U.K. Competition and Markets Authority (CMA) has approved the sale of Trayport to TMX Group. The sale of NGX and Shorcan Energy to ICE is subject to regulatory approvals and notifications, and is anticipated to close in late 2017 or early 2018. ICE will provide more details on its third quarter earnings call on November 2, 2017.

“We look forward to offering our customers further efficiencies and risk management solutions in the North American physical energy markets to meet their needs for capital efficiency and regulatory compliance,” said ICE Chairman and CEO Jeffrey C. Sprecher. “We believe this is a positive result for our customers and shareholders, and we are divesting Trayport in a manner consistent with the CMA’s requirements. We believe expanded clearing solutions will be appreciated by customers seeking more choice in risk management and more efficiency in how they execute and clear.”

ICE’s lead financial advisor is Citi; further financial advice is provided by Goldman Sachs & Co. ICE’s legal advisor is Shearman & Sterling LLP.

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) is a Fortune 500 company that operates a leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets. The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017.

SOURCE: Intercontinental Exchange

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